JPMorgan Chase Financial Company LLC	April 2017

Pricing Supplement

Registration Statement Nos. 333-209682 and 333-209682-01

Dated April 11, 2017

Filed pursuant to Rule 424(b)(2)

Structured Investments

Trigger Income Securities, with Payment at Maturity Based on the 10-Year Euro ICE Swap Rate due October 18, 2017

Principal at Risk Securities

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

The Trigger Income Securities do not guarantee the repayment of principal. The securities offer the opportunity for investors to earn a fixed monthly coupon at a rate of 4.00% over the term of the securities. The payment at maturity on the securities is based on the percentage change of the 10-Year Euro ICE Swap Rate (the “ICE Swap Rate”) determined as set forth below (the “reference rate”) from the reference rate on the pricing date (the “initial reference rate”) to the reference rate on the valuation date (the “final reference rate”). The ICE Swap Rate, at any given time, generally indicates the fixed rate of interest (paid annually) that a counterparty in the swaps market would have to pay for a fixed-for-floating euro interest rate swap transaction with a 10-year maturity in order to receive a floating rate (paid semiannually) equal to six-month Euro Interbank Offered Rate (“six-month EURIBOR”) for that same maturity. The ICE Swap Rate is one of the market-accepted indicators of longer-term interest rates. At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the reference rate, as determined on the valuation date. If the final reference rate is greater than or equal to 55% of the initial reference rate, which we refer to as the downside threshold level, investors will receive, in addition to the final monthly payment, the stated principal amount for each security that they hold at maturity. However, if the final reference rate is less than the downside threshold level, although investors will still receive the final monthly coupon, investors will be exposed to the decline in the reference rate, as compared to the initial reference rate, on a 1-to-1 basis and will receive, in addition to the final monthly coupon, a cash payment at maturity that is less than 55% of the stated principal amount of the securities and could be zero.  Accordingly, investors could lose their entire principal amount. A very small percentage point change in the reference rate can result in a significant loss on the securities. For example, assuming an initial reference rate of 0.75%, if the reference rate were to decline by only 0.45 percentage points to a final reference rate of 0.30%, which represents a 60% decline from the initial reference rate, investors would lose 60% of the stated principal amount. The securities are for investors who are willing to risk their principal in exchange for the opportunity to earn interest at a potentially above-market rate. Investors will not participate in any appreciation of the reference rate. The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co, as guarantor of the securities.

FINAL TERMS
Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
Reference rate:	10-Year Euro ICE Swap Rate (the “ICE Swap Rate”) determined as set forth under “Supplemental Terms of the Securities” in this document
Aggregate principal amount:	$7,725,000
Monthly coupon:	A monthly coupon at a rate of 4.00% over the term of the securities, corresponding to $6.6667 per month per security, is payable on each coupon payment date. The monthly coupon is a fixed amount and is not linked to the reference rate.
Payment at maturity:	• If the final reference rate is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the final monthly coupon.
	• If the final reference rate is less than the downside threshold level:	(i) (a) the stated principal amount times (b) the reference rate performance factor plus (ii) the final monthly coupon. Investors will lose a significant portion or all of their principal in this scenario.
Coupon payment dates:	May 18, 2017, June 19, 2017, July 18, 2017, August 18, 2017, September 18, 2017 and the maturity date, subject to postponement as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement
Downside threshold level:	0.3938%, which is 55% of the initial reference rate
Reference rate performance factor:	final reference rate / initial reference rate. In no event, however, will the reference rate performance factor be less than 0%.
Initial reference rate:	0.716%, which is the reference rate on the pricing date
Final reference rate:	The reference rate on the valuation date
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	April 11, 2017
Original issue date (settlement date):	On or about April 18, 2017
Valuation date:	October 13, 2017, subject to postponement as described under “Supplemental Terms of the Securities” in this document
Maturity date:	October 18, 2017, subject to postponement as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement
CUSIP / ISIN:	46646Q5C5 / US46646Q5C53
Listing:	The securities will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)

Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$1,000.00	$10.00(2)	$985.00
		$5.00(3)
Total	$7,725,000	$115,875	$7,609,125
(1)	See “Additional Information about the Securities — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $10.00 per $1,000 stated principal amount security it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each $1,000 stated principal amount security

The estimated value of the securities on the pricing date was $948.60 per $1,000 stated principal amount security. See “Additional Information about the Securities — The estimated value of the securities” in this document for additional information.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement and “Risk Factors” beginning on page 5 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” at the end of this document.

Product supplement no. MS-1-I dated June 3, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316013935/crt_dp64833-424b2.pdf

Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

JPMorgan Chase Financial Company LLC

Trigger Income Securities, with Payment at Maturity Based on the 10-Year Euro ICE Swap Rate due October 18, 2017

Principal at Risk Securities

Investment Summary

The Trigger Income Securities, with Payment at Maturity Based on the 10-Year Euro ICE Swap Rate due October 18, 2017, which we refer to as the securities, provide an opportunity for investors to earn a fixed monthly coupon at a rate of 4.00% over the term of the securities.  If the final reference rate is greater than or equal to 55% of the initial reference rate, which we refer to as the downside threshold level, the payment at maturity will be the sum of the stated principal amount and the final monthly coupon.  However, if the final reference rate is less than the downside threshold level, investors will be exposed to the decline in the reference rate, as compared to the initial reference rate, on a 1-to-1 basis. Under these circumstances, the payment at maturity will be (i) (a) the stated principal amount times (b) the reference rate performance factor plus (ii) the final monthly coupon.  Investors will lose a significant portion or all of their principal in this scenario.  Investors in the securities must be willing to accept the risk of losing their entire principal amount.  In addition, investors will not participate in any appreciation of the reference rate.  The monthly coupon is a fixed amount and is not linked to the reference rate.

Supplemental Terms of the Securities

With respect to any day, the “reference rate” refers to the 10-Year Euro ICE Swap Rate, which is the mid-market annual swap rate for a euro interest rate swap with a designated maturity of 10 years that appears on Reuters page “ICESWAP2” (or any successor page) under the heading “EURIBOR BASIS-EUR” and above the caption “11:00 AM Frankfurt” at approximately 11:15 a.m., Frankfurt, Germany, time, on that day, as determined by the calculation agent. This rate is administered by ICE Benchmark Administration.

The valuation date is a Determination Date for purposes of the accompanying product supplement, but is not subject to postponement under “General Terms of Notes — Postponement of a Determination Date” in that product supplement. Instead, it is subject to postponement as described below. If the valuation date is not a TARGET settlement day or the reference rate cannot be determined by reference to Reuters page “ICESWAP2” (or any successor page) on that day, the valuation date will be postponed to the immediately succeeding TARGET settlement day on which the reference rate can be determined by reference to Reuters page “ICESWAP2” (or any successor page).  In no event, however, will the valuation date be postponed to a date that is after the third business day after the valuation date, as originally scheduled (the “final disrupted valuation date”).  If the valuation date has been postponed to the final disrupted valuation date and that day is not a TARGET settlement day or the reference rate cannot be determined by reference to Reuters page “ICESWAP2” (or any successor page) on that day, then the calculation agent will determine the reference rate for the valuation date on the final disrupted valuation date in good faith and in a commercially reasonable manner.

A “TARGET settlement day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System (“TARGET2”) is open.

April 2017	Page 2

JPMorgan Chase Financial Company LLC

Trigger Income Securities, with Payment at Maturity Based on the 10-Year Euro ICE Swap Rate due October 18, 2017

Principal at Risk Securities

Key Investment Rationale

The securities offer investors an opportunity to earn a fixed monthly coupon at a rate of 4.00% over the term of the securities. The monthly coupon is a fixed amount and is not linked to the reference rate.  The payment at maturity will vary depending on the final reference rate, as follows:

Scenario 1

The final reference rate is greater than or equal to the downside threshold level.

▪       The payment due at maturity will be (i) the stated principal amount plus (ii) the final monthly coupon.

▪       Investors will not participate in any appreciation of the reference rate.

Scenario 2

The final reference rate is less than the downside threshold level.

▪       The payment due at maturity will be, in addition to the final monthly coupon, (i) the stated principal amount times (ii) the reference rate performance factor.

▪       Investors will lose a significant portion or all of their principal in this scenario.

Hypothetical Examples

The following hypothetical examples illustrate how to calculate the payment at maturity. The following examples are for illustrative purposes only. The amount you will receive at maturity will be determined by reference to the final reference rate. The actual initial reference rate and downside threshold level will be provided in the pricing supplement. Any payment on the securities is subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co. The numbers in the hypothetical examples below may have been rounded for the ease of analysis. The examples below are based on the following assumed terms:

Monthly coupon:	$6.6667 per security
Payment at maturity:

If the final reference rate is greater than or equal to the downside threshold level: the stated principal amount and the final monthly coupon

If the final reference rate is less than the downside threshold level: (i) (a) the stated principal amount times (b) the reference rate performance factor plus (ii) the final monthly coupon

Stated principal amount:	$1,000 per security
Hypothetical initial reference rate:	0.75%
Hypothetical downside threshold level:	0.4125%, which is 55% of the hypothetical initial reference rate

How to calculate the payment at maturity:

	Final Reference Rate	Payment at Maturity
Example 1:	1.00% (at or above downside threshold level)	$1,006.6667 (the stated principal amount plus the final monthly coupon)
Example 2:	0.55% (at or above downside threshold level)	$1,006.6667 (the stated principal amount plus the final monthly coupon)
Example 3:	0.30% (below downside threshold level)	$1,000 × reference rate performance factor + final monthly coupon = $1,000 × (0.30% / 0.75%) + $6.6667 = $406.6667
Example 4:	-0.15% (below downside threshold level)	$1,000 × (0%) + $6.6667 = $6.6667

April 2017	Page 3

JPMorgan Chase Financial Company LLC

Trigger Income Securities, with Payment at Maturity Based on the 10-Year Euro ICE Swap Rate due October 18, 2017

Principal at Risk Securities

In example 1, the final reference rate is at or above the downside threshold level. Therefore, you receive at maturity the stated principal amount of the securities and the final monthly coupon. However, you do not participate in the appreciation of the reference rate.

In example 2, although the final reference rate is less than the initial reference rate, because the final reference rate is at or above the downside threshold, you receive at maturity the stated principal amount of the securities and the final monthly coupon.

In example 3, the final reference rate is below the downside threshold level, and you receive a cash payment at maturity equal to the stated principal amount times the reference rate performance factor plus the final monthly coupon.

In example 4, the final reference rate is below the downside threshold level, and you receive a cash payment at maturity equal to the stated principal amount times the reference rate performance factor plus the final monthly payment. The reference rate performance factor would have been less than 0% but for the floor on the reference rate performance factor of 0%.

If the final reference rate is below the downside threshold level, you will be exposed to the downside performance of reference rate at maturity, and your payment at maturity (excluding the final monthly coupon) will be less than 55% of the stated principal amount per security and could be zero.

The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included with any secondary market activity, the hypothetical returns and hypothetical payments shown above would likely be lower.

April 2017	Page 4

JPMorgan Chase Financial Company LLC

Trigger Income Securities, with Payment at Maturity Based on the 10-Year Euro ICE Swap Rate due October 18, 2017

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” of the accompanying product supplement. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the return of any of the principal amount at maturity. Instead, if the final reference rate is less than the downside threshold level, you will be exposed to the depreciation in the reference rate, as compared to the initial reference rate, on a 1-to-1 basis and you will receive for each security that you hold at maturity, in addition to the final monthly coupon, a cash payment equal to the stated principal amount times the reference rate performance factor. In this case, you will lose a significant portion or all of your principal amount at maturity.

In addition, because the payment at maturity is based on the percentage change of the reference rate from the initial reference rate to the final reference rate, rather than the percentage point change in the reference rate, a very small percentage point decline in the reference rate can result in a significant loss on the securities.  For example, assuming an initial reference rate of 0.75%, if the reference rate were to decline by only 0.45 percentage points from the initial reference rate to a final reference rate of 0.30%, which represents a 60% decline from the initial reference rate, you would lose 60% of the stated principal amount at maturity.

▪	The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the securities. Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the securities. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the securities. If these affiliates do not make payments to us and we fail to make payments on the securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
▪	Investors will not participate in any appreciation in the reference rate. Investors will not participate in any appreciation in the reference rate from the initial reference rate, and the return on the securities will be limited to the monthly coupon that is paid for each coupon payment date. The monthly coupon is a fixed amount and is not linked to the reference rate.
▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as an agent of the offering of the securities, hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities, which we refer to as the estimated value of the securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent has determined the initial reference rate and the downside threshold level, will determine the final reference rate and will calculate the amount of payment you will receive at maturity. Determinations made by the calculation agent, including with respect to the determination of the reference rate if the reference rate cannot be determined by reference to the applicable Reuters page, may affect the payment to you at maturity.

In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the securities and the value of the securities. It is possible that hedging or trading activities of ours or our affiliates in

April 2017	Page 5

JPMorgan Chase Financial Company LLC

Trigger Income Securities, with Payment at Maturity Based on the 10-Year Euro ICE Swap Rate due October 18, 2017

Principal at Risk Securities

connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

Furthermore, the ICE Swap Rate is administered by ICE Benchmark Administration, and one of our affiliates is represented on the ICE Swap Rate Oversight Committee, which is responsible for monitoring the administration of the ICE Swap Rate.  We and our affiliates will have no obligation to consider your interests as a holder of the securities in taking any actions in connection with participation on the ICE Swap Rate Oversight Committee that might affect the ICE Swap Rate or the securities.

▪	The benefit provided by the downside threshold level may terminate on the valuation date. If the final reference rate is less than the downside threshold level, the benefit provided by the downside threshold level will terminate and you will be fully exposed to any depreciation of the reference rate.
▪	The estimated value of the securities is lower than the original issue price (price to public) of the securities. The estimated value of the securities is only an estimate determined by reference to several factors. The original issue price of the securities exceeds the estimated value of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. See “Additional Information about the Securities — The estimated value of the securities” in this document.
▪	The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates. The estimated value of the securities is determined by reference to internal pricing models of our affiliates. This estimated value of the securities is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for the securities that are greater than or less than the estimated value of the securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy securities from you in secondary market transactions. See “Additional Information about the Securities — The estimated value of the securities” in this document.
▪	The estimated value of the securities is derived by reference to an internal funding rate. The internal funding rate used in the determination of the estimated value of the securities is based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “Additional Information about the Securities — The estimated value of the securities” in this document.
▪	The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period. We generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Additional Information about the Securities — Secondary market prices of the securities” in this document for additional information relating to this initial period. Accordingly, the estimated value of your securities during this initial period may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).
▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities. Any secondary market prices of the securities will likely be lower than the original issue price of the securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the securities. As a result, the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the securities.

April 2017	Page 6

JPMorgan Chase Financial Company LLC

Trigger Income Securities, with Payment at Maturity Based on the 10-Year Euro ICE Swap Rate due October 18, 2017

Principal at Risk Securities

The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity. See “— Secondary trading may be limited” below.

▪	Secondary market prices of the securities will be impacted by many economic and market factors. The secondary market price of the securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the level of the reference rate, including:
o	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	our internal secondary market funding rates for structured debt issuances;
o	the actual and expected volatility of the reference rate;
o	the time to maturity of the securities;
o	interest and yield rates in the market generally; and
o	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.

▪	The reference rate will be affected by a number of factors. The reference rate will depend on the a number of factors, including, but not limited to:
o	changes in, or perceptions about, future reference rate levels;
o	general economic conditions: the economic, financial, political, regulatory and judicial events that affect financial markets generally will affect the reference rate;
o	prevailing interest rates: the reference rate is subject to daily fluctuations depending on the levels of prevailing interest rates in the market generally; and
o	policy of the European Central Bank regarding interest rates.

These and other factors may have a negative effect on the performance of the reference rate.

▪	The reference rate may be volatile. The reference rate is subject to volatility due to a variety of factors affecting interest rates generally, including:
o	sentiment regarding underlying strength in the U.S., European and global economies;
o	expectations regarding the level of price inflation;
o	sentiment regarding credit quality in U.S., European and global credit markets;
o	central bank policy regarding interest rates; and
o	performance of capital markets.

The reference rate may be negative. A final reference rate that is less than the downside threshold level will result in a significant reduction of principal payment at maturity. In addition, these and other factors may have a negative impact on the value of your securities in the secondary market. A very small percentage point change in the reference rate can result in a significant loss on the securities. See “—The securities do not guarantee the return of any principal and your investment in the securities may result in a loss”.

▪	The ICE Swap Rate and the manner in which it is calculated may change in the future. There can be no assurance that the method by which the ICE Swap Rate is calculated will continue in its current form. Any changes in the method of calculation could reduce the reference rate.
▪	The reference rate may be determined by the calculation agent in good faith and in a commercially reasonable manner. If the valuation date is not a TARGET settlement day or the reference rate cannot be determined by reference to Reuters page “ICESWAP2” (or any successor page) on that day, the valuation date will be postponed for up to three business days, after which the reference rate will be determined by the calculation agent, in good faith and in a commercially reasonable manner. The reference rate determined in this manner may be different from the rate that would have been published on the applicable Reuters page and may be different from other published levels, or other estimated levels, of the ICE Swap Rate.

April 2017	Page 7

JPMorgan Chase Financial Company LLC

Trigger Income Securities, with Payment at Maturity Based on the 10-Year Euro ICE Swap Rate due October 18, 2017

Principal at Risk Securities

▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could have adversely affected, and may continue to adversely affect, the level of the reference rate. Any of these hedging or trading activities on or prior to the pricing date could have affected the initial reference rate and, as a result, the downside threshold level, which is the level at or above which the reference rate must reach on the valuation date in order for you to avoid being exposed to the negative performance of the reference rate at maturity. Additionally, these hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the final reference rate and, accordingly, the payment to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.
▪	Secondary trading may be limited. The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. JPMS may act as a market maker for the securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.
▪	The tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper U.S. federal income tax treatment of the securities, and we do not intend to request a ruling from the IRS. Insofar as we have tax reporting responsibilities with respect to your securities, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat them for U.S. federal income tax purposes as units each comprising (x) a derivative contract (the “Derivative Contract”) that requires you to pay us at maturity an amount equal to the Deposit in exchange for your receipt of an amount equal to the Payment at Maturity and the Derivative Payments as described below and (y) a Deposit of $1,000 per $1,000 principal amount security to secure your obligation under the Derivative Contract. Under this approach, a portion of each monthly coupon will be treated as interest on the Deposit, and the remainder as a payment to you under the Derivative Contract (a “Derivative Payment”). The IRS might not accept, and a court might not uphold, this treatment. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on a number of issues, the most relevant of which for investors in the securities are the timing and character of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section below entitled “Tax considerations” and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

April 2017	Page 8

JPMorgan Chase Financial Company LLC

Trigger Income Securities, with Payment at Maturity Based on the 10-Year Euro ICE Swap Rate due October 18, 2017

Principal at Risk Securities

10-Year Euro ICE Swap Rate Overview

The ICE Swap Rate is the “constant maturity swap rate” that measures the annual fixed rate of interest payable on a hypothetical fixed-for-floating euro interest rate swap transaction with a 10-year maturity. In such a hypothetical swap transaction, the fixed rate of interest, payable annually on the basis of a 360-day year consisting of twelve 30-day months, is exchangeable for a floating six-month Euro Interbank Offered Rate (“six-month EURIBOR”) based payment stream that is payable semiannually on the basis of the actual number of days elapsed during a semiannual period in a 360-day year. Six-month EURIBOR reflects the rate at which banks lend euros to each other for a term of six months in the interbank market in the eurozone. The ICE Swap Rate is one of the market-accepted indicators of longer-term interest rates.

Information as of market close on April 11, 2017:

Current Reference Rate:	0.716%	52 Week High (on 3/14/2017):	0.898%
52 Weeks Ago (on 4/11/2016):	0.489%	52 Week Low (on 9/30/2016):	0.249%

The table below sets forth the published high and low reference rates, as well as end-of-quarter reference rates, for each quarter in the period from January 1, 2012 through April 11, 2017. The reference rate on April 11, 2017 was 0.716%. The associated graph shows the reference rate for each day in the same period. We obtained the reference rate information above and in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical reference rates should not be taken as an indication of its future performance, and no assurance can be given as to the reference rate at any time, including on the valuation date.

10-Year Euro ICE Swap Rate	High	Low	Period End
2012
First Quarter	2.440%	2.216%	2.293%
Second Quarter	2.313%	1.605%	2.013%
Third Quarter	1.990%	1.672%	1.735%
Fourth Quarter	1.882%	1.550%	1.569%
2013
First Quarter	1.923%	1.643%	1.667%
Second Quarter	2.107%	1.467%	1.976%
Third Quarter	2.332%	1.846%	2.068%
Fourth Quarter	2.200%	1.956%	2.182%
2014
First Quarter	2.177%	1.763%	1.778%
Second Quarter	1.837%	1.443%	1.443%
Third Quarter	1.507%	1.075%	1.159%
Fourth Quarter	1.133%	0.812%	0.812%
2015
First Quarter	0.812%	0.535%	0.585%
Second Quarter	1.311%	0.443%	1.157%
Third Quarter	1.274%	0.931%	0.976%
Fourth Quarter	1.017%	0.824%	1.013%
2016
First quarter	0.958%	0.503%	0.539%
Second quarter	0.673%	0.377%	0.391%
Third quarter	0.393%	0.249%	0.249%
Fourth quarter	0.805%	0.284%	0.653%
2017
First quarter	0.898%	0.640%	0.771%
Second quarter (through April 11, 2017)	0.762%	0.716%	0.716%

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JPMorgan Chase Financial Company LLC

Trigger Income Securities, with Payment at Maturity Based on the 10-Year Euro ICE Swap Rate due October 18, 2017

Principal at Risk Securities

10-Year Euro ICE Swap Rate – Daily Reference Rates January 2, 2012 to April 11, 2017

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JPMorgan Chase Financial Company LLC

Trigger Income Securities, with Payment at Maturity Based on the 10-Year Euro ICE Swap Rate due October 18, 2017

Principal at Risk Securities

Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Record date:	The record date for each coupon payment date is the date one business day prior to that coupon payment date.
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a TARGET settlement day or the reference rate cannot be determined by reference to Reuters page “ICESWAP2” (or any successor page) on that day so that the valuation date is postponed and it falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the third business day following the valuation date, as postponed.
Minimum ticketing size:	$1,000/1 security
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the securities:

The estimated value of the securities set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the securities. The estimated value of the securities does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the securities is based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Risk Factors — The estimated value of the securities is derived by reference to an internal funding rate” in this document. The value of the derivative or derivatives underlying the economic terms of the securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the securities on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates” in this document.

The estimated value of the securities is lower than the original issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities. See “Risk Factors — The estimated value of the securities is lower than the original issue price (price to public) of the securities” in this document.

Secondary market prices of the securities:	For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Secondary market prices of the securities will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the securities. The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when these costs are incurred, as determined by our affiliates. See “Risk Factors — The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.”
Tax considerations:	You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat the securities for U.S. federal income tax purposes as units each comprising: (x) a Derivative Contract that requires you to pay us at maturity an amount equal to the Deposit in exchange for your receipt of an amount equal to the Payment at Maturity and the Derivative Payments as described below and (y) a Deposit of $1,000 per $1,000 principal amount security to secure your obligation under the Derivative Contract. Under this approach, a portion of each monthly coupon will be treated as interest on the Deposit, and the remainder as a payment to you under the Derivative Contract. You should review the

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JPMorgan Chase Financial Company LLC

Trigger Income Securities, with Payment at Maturity Based on the 10-Year Euro ICE Swap Rate due October 18, 2017

Principal at Risk Securities

discussion in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Units Each Comprising a Put Option and a Deposit — Notes with a Term of Not More than One Year” in the accompanying product supplement, reading all references therein to a “Put Option” and “Put Premium” as references to a “Derivative Contract” and “Derivative Payment,” respectively.  To the extent the discussion in this section is inconsistent with the tax treatment described in that section, the discussion herein is controlling.  The remainder of this discussion assumes this treatment is respected, unless otherwise indicated.

Under the treatment described above, your tax consequences of owning and disposing of a security are unclear. Our special tax counsel is of the view that one reasonable treatment of the Derivative Contract is as a notional principal contract, in which case you may be required to accrue the Derivative Payments into income under applicable Treasury regulations periodically (prior to the receipt of the corresponding cash), although it is possible that this income could be offset in whole or part by an imputed deduction, as described in the preamble to certain proposed Treasury regulations governing notional principal contracts with contingent nonperiodic payments (which might affect the treatment of the Derivative Contract at maturity, as discussed further below). To the extent that we have reporting obligations with respect to the securities, we intend to treat the Derivative Contract as a notional principal contract, and the remainder of this discussion assumes that this treatment is respected, unless otherwise indicated.

In determining our reporting responsibilities, we intend to treat  approximately 16.50% of each quarterly coupon as interest on the Deposit and the remainder to the related Derivative Payment.  Assuming that the treatment of the securities as units each comprising a Derivative Contract and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary income. The treatment of the Derivative Payments is unclear, as described above.

Tax Treatment at Maturity. If a security is held to maturity, any gain or loss recognized by you with respect to the Derivative Contract will be ordinary income or loss to you.  In the event of a loss, if you are an individual, your deduction may be subject to the 2% floor on “miscellaneous itemized deductions.”  You should consult your tax adviser regarding the application of the relevant rules to the maturity of the Derivative Contract, including certain rules relating to the treatment of “nonperiodic payments.”

Sale or Exchange of a Security. Upon sale or exchange of a security prior to maturity, the Deposit will be treated as sold for its fair market value, excluding any accrued but unpaid interest, which will be treated as described above.  The amount of gain or loss on the Deposit will equal the amount realized that is attributable to the Deposit, minus your tax basis in the Deposit. That gain or loss will be short-term capital gain or loss.

The rules related to the “termination” of a notional principal contract under these circumstances are complex, and depend in part upon how the  Derivative Payments have been treated prior to the termination.  Moreover, it is unclear whether any resulting gain or loss would be ordinary or capital in character. You should consult your tax adviser concerning the tax consequences of a sale or exchange of a security prior to maturity.

Alternative Treatments of the Securities. The tax treatment of the securities is unclear.  There are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the securities could be materially and adversely affected. For instance, the Derivative Payment could be viewed as in the nature of consideration for entry into a derivative position with respect to the ICE Swap Rate, in which case you might not be required to recognize income prior to maturity.  However, the character of any gain or loss recognized in respect of the Derivative Contract would be unclear under this treatment.

Other alternative treatments are possible, under which you could be required to include amounts in income during the term of your securities different from those described above, and/or to treat all or a portion of the gain or loss on the sale or exchange of your securities as ordinary income or loss or as short-term capital gain or loss, without regard to how long you have held the securities.  You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including the alternative treatments described herein.

Risks Relating to the 2007 Notice. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on a number of issues, the most relevant of which for investors in the securities are the character of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

FATCA. Withholding under legislation commonly referred to as “FATCA” will apply to amounts treated as interest or other “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes paid with respect to the securities. Under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as FDAP Income) of a taxable disposition of the securities. You should consult your tax adviser regarding the potential application of FATCA to the securities.

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JPMorgan Chase Financial Company LLC

Trigger Income Securities, with Payment at Maturity Based on the 10-Year Euro ICE Swap Rate due October 18, 2017

Principal at Risk Securities

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by the 2007 notice. Purchasers who are not initial purchasers of securities at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the securities, including possible alternative treatments, as well as the allocation of the purchase price of the securities between the Deposit and the Derivative Contract.
Supplemental use of proceeds and hedging:

The securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the securities. See “Hypothetical Examples” in this document for an illustration of the risk-return profile of the securities and “10-Year Euro ICE Swap Rate Overview” in this document for a description of the market exposure provided by the securities.

The original issue price of the securities is equal to the estimated value of the securities plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, plus the estimated cost of hedging our obligations under the securities.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement.
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each security.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.

We expect that delivery of the securities will be made against payment for the securities on or about the fourth business day following the pricing date of the notes (this settlement cycle being referred to as T+4). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on the pricing date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Validity of the securities and the guarantee:	In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the securities offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2016, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2016.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).
Where you can find more information:

You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these securities are a part, and the more detailed information contained in the accompanying product supplement.

This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

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Trigger Income Securities, with Payment at Maturity Based on the 10-Year Euro ICE Swap Rate due October 18, 2017

Principal at Risk Securities

• Product supplement no. MS-1-I dated June 3, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316013935/crt_dp64833-424b2.pdf

• Prospectus supplement and prospectus, each dated April 15, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.

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